FOR IMMEDIATE RELEASE:	February 9, 2005
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS PROFITABLE 2004 ON STRONG REVENUE GROWTH

St. Paul, Minn (2/9/05)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for the fourth quarter and fiscal year ended December 31, 2004.

Revenue for 2004 was $27,789,000, up 97% from revenue of $14,089,000 for 2003. Net income for 2004 was $3,403,000 or $.34 per diluted share, compared to a net loss for 2003 of $1,559,000 or $.16 per share.

Revenue for the fourth quarter of 2004 was $5,468,000, up 23% from revenue of $4,451,000 for the fourth quarter of 2003, but down sequentially from revenue of $7,073,000 for the third quarter of 2004. Net loss for the fourth quarter of 2004 was $134,000, or $.01 per share. The net loss included a loss of $202,000 realized on the sale of marketable securities. Net income for the fourth quarter of 2003 was $98,000, or $.01 per share.

“We are very pleased with the revenue growth we experienced in 2004, which was more than double the growth rate of our industry segment,” said Joseph C. Levesque, president and chief executive officer. “Other highlights in 2004 included an increase in gross margins to 56.8% compared to 52.8% in 2003, and positive operating profit and operating cash flow in all four quarters of 2004. We believe our revenue growth reflects the success of our product development strategy to focus on the most compelling requirements of the largest and fastest growing segments of the semiconductor industry. We have continued this strategy with our newest product releases. Fourth quarter included our first revenue units of our new 55V8 quad site gravity feed test handler, sold to a large U.S. based integrated device manufacturer (IDM), and we have successfully advanced to the final stages of evaluation of an additional 55V8 handler at a second large U.S. based IDM. We are also very pleased with the progress we have made in the evaluation of our next generation 4800 burn-in board loader at a third large U.S. based IDM.

We believe these new products are adding significant breadth and market reach to our product lines, and will help to enable us to continue to out perform our industry segment.”

“However, after a strong first half of 2004, the semiconductor industry took aggressive actions in the second half of 2004 to address growing inventories,” Mr. Levesque continued. “As a result, capital equipment orders dropped across our industry segment in the third quarter of 2004 and continued to drop in the fourth quarter, leaving our year-end backlog at about $2.8 million. While semiconductor revenues continued to grow in the second half of 2004, and while we believe the fundamentals for continued growth in semiconductor demand remain in place, semiconductor companies remain cautious in their outlook and conservative in their capital equipment purchases. Quick delivery continues to be a key requirement in this environment, and we have positioned ourselves to be able to respond to delivery pressures. Looking forward, we assume that further inventory correction measures will continue to drive these conditions and may even further dampen capital equipment demand during the first quarter of 2005.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2003.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits (ICs) and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minn. and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Net sales	$5,468	$4,451	$27,789	$14,089
Cost of goods sold	2,513	1,984	12,000	6,649

Gross profit	2,955	2,467	15,789	7,440
Gross profit percent	54.0%	55.4%	56.8%	52.8%
Operating expenses:
Selling, general and administrative	1,980	1,665	8,728	6,399
Research and development	931	712	3,593	2,641

Total operating expenses	2,911	2,377	12,321	9,040

Operating income (loss)	44	90	3,468	(1,600)

Interest income (expense), net	22	8	62	41
Loss on sale of marketable securities	(202)	—	(202)	—
Gain on claim settlement	—	—	127	—

Income (loss) before income taxes	(136)	98	3,455	(1,559)
Income tax benefit (expense)	2	—	(52)	—

Net income (loss)	$(134)	$98	$3,403	$(1,559)

Income (loss) per common share:
Basic	$(0.01)	$0.01	$0.35	$(0.16)
Diluted	$(0.01)	$0.01	$0.34	$(0.16)
Weighted average common shares outstanding:
Basic	9,627	9,478	9,589	9,477
Diluted	9,627	9,720	10,113	9,477

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	December 31,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$7,268	$4,087
Accounts receivable, net	3,538	3,320
Inventories — operations	8,201	6,365
Inventories — shipped equipment subject to revenue deferral	293	324
Other current assets	175	209

Total current assets	19,475	14,305

Property and equipment, net	403	386

Identifiable intangible assets, net	879	1,750
Other assets	78	28

Total assets	$20,835	$16,469

Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt	$33	$—
Trade accounts payable	1,571	1,580
Accrued liabilities	1,658	1,218

Total current liabilities	3,262	2,798

Long-term debt, less current portion	133	—

Shareholders’ equity	17,440	13,671

Total liabilities and shareholders’ equity	$20,835	$16,469